Exhibit 10.2(L)

April 10, 2016

[Full Name]

Re:	Amendment of Equity Award Agreements

Dear [First Name]:

This letter amends the award agreements that evidence your outstanding equity awards granted by Yahoo! Inc. (“Yahoo” or the “Company”), if and to the extent any such agreement includes a definition of the term “Change in Control,” in order to clarify that a sale of all or substantially all of the Company’s operating business would constitute a Change in Control for purposes of such awards. Effective immediately, each such award agreement is hereby amended to replace the definition of the term “Change in Control” that appears in such agreement with the definition set forth in Appendix A hereto.

Except as expressly set forth in this Amendment, this Amendment does not otherwise modify any other terms of your equity award agreements.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to Allan McCall, Sr. Director, Compensation, no later than             , 2016.

Sincerely,

YAHOO! INC.

[Name]

[Title]

Acknowledged and Agreed:

By:
[Name]

701 First Avenue Sunnyvale CA 94089

P: 408 349 3300    F: 408 349 3301

Appendix A

“Change in Control”

For purposes of the award agreements that evidence your outstanding equity awards as described above:

“Change in Control” shall be deemed to mean the first of the following events to occur after the date of grant:

(a)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) together with its affiliates, but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

(b)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(c)	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company; or

(d)	the consummation of a sale or disposition (whether directly or by merger or other business combination) of all or substantially all of the assets of the Company to a Person or Persons in one or a series of related transactions; provided, however, that, for purposes of this paragraph (d), the assets of the Company shall not include the Company’s direct and indirect equity interests in Alibaba Group Holding Limited and Yahoo Japan Corporation.

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